Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Amendment No. 10 to the Prospectus Supplement No.  631

to the Prospectus dated September  19, 2011 and the Prospectus Supplement dated September 19, 2011

The Goldman Sachs Group, Inc.

GS ConnectTM S&P GSCI® Enhanced Commodity Total Return Strategy Index ETN

$284,225,600*

Medium-Term Notes, Series B, Index-Linked Notes due 2037

(Linked to the S&P GSCI® Enhanced Commodity Index Total Return**)

The amount that you will be paid on your notes on the stated maturity date will be based on the performance of the S&P GSCI® Enhanced Commodity Index Total Return, as measured during the period beginning on the trade date for the original notes (May 3, 2007) through the determination date (May 5, 2037). Unless your notes have been redeemed earlier, on the stated maturity date (May 8, 2037) we will pay you an amount in cash based on the performance of the index, minus applicable investor fees, calculated as follows:

•

First, we will multiply the face amount of your notes by the index factor (as calculated on the determination date). The index factor is an amount calculated, for any day, by dividing the closing level of the index on that day by the initial index level of 693.3813.

•

Second, we will take the result from the first bullet and subtract the investor fees (calculated for the period from but excluding the trade date for the original notes to and including the determination date). The investor fees are determined on a daily basis, as described in more detail herein, and will be based on a 1.25% yearly rate times the face amount of your notes times the index factor for the applicable date.

You may elect to have us redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes in accordance with the procedures described on page S-32. The redemption date will be the third business day following the latest weekly valuation date (which will be each Thursday of the week, other than April 30, 2037, which is the final valuation date).

If you elect to redeem any notes, then on the applicable redemption date (and in lieu of any amounts payable with respect to such notes on the stated maturity date), we will pay you an amount in cash equal to the redemption value for the applicable valuation date, which will be determined as follows by multiplying the face amount of your notes being redeemed by the index factor for the applicable valuation date and by then subtracting the applicable investor fees, calculated as further described on page S-29 hereof.

You could lose all or a substantial portion of your investment in your notes. You will not be paid any interest. Because the investor fees reduce the amount of your return at maturity or upon redemption, the level of the index must increase significantly for you to receive at least the face amount of your notes at maturity or upon redemption. Furthermore, the amount you will receive will depend on the index level on the determination date or applicable valuation date relative to the initial index level, even if the index level is higher at other times during the life of your notes. However, since the investor fees for your notes will be calculated based on the daily index level over the term of your notes, higher index levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and a lower return for your notes.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in this prospectus supplement.

The estimated value of your notes on the applicable trade date at the time the terms of your notes were set (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is less than the price at which you purchased your notes. The value of your notes at any time will reflect many factors and cannot be predicted. Your investment in the notes involves certain risks, including, among other things, our credit risk. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-13 so that you may better understand those risks.

Trade date: for the sixth reopened notes, June 20, 2012

Original issue date (settlement date): for the sixth reopened notes, June 25, 2012

Original issue price: for the sixth reopened notes, $43.35 for each $50 face amount, approximately 101.70% of the redemption value (calculated as of the trade date), 86.70% of the aggregate face amount

Underwriting commission: for the sixth reopened notes, $0.05 for each $50 face amount, approximately 0.12% of the redemption value (calculated as of the trade date), 0.10% of the aggregate face amount

Net proceeds to the issuer: for the sixth reopened notes, $43.30 for each $50 face amount, approximately 101.59% of the redemption value (calculated as of the trade date), 86.60% of the aggregate face amount

Goldman, Sachs & Co. has sold a portion of the sixth reopened notes at a price equal to 86.70% of the aggregate face amount of such notes and intends to sell the remainder of such notes from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Please see “Supplemental Plan of Distribution” on page S-57 for more information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement dated June 20, 2012

Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®”, “S&P®” and “S&P GSCI®” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and have been licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes. The S&P GSCI® is not owned, endorsed or approved by or associated with The Goldman Sachs Group, Inc. or its affiliated companies.

* This prospectus supplement relates to a total of $284,225,600 principal amount of the index-linked notes, which we call the “offered notes.” Of this total, $100,000,000 principal amount of the offered notes, which we call the “sixth reopened notes,” is being initially offered on the date of this prospectus supplement. Of the remaining $184,225,600 principal amount of the offered notes, $57,379,850 principal amount of the offered notes, which we call the “original notes,” were issued on May 8, 2007, as described in the prospectus supplement no. 631, dated May 3, 2007; $6,845,750 principal amount of the offered notes, which we call the “first reopened notes,” were issued on June 5, 2007, as described in the amendment no. 1 to the prospectus supplement no. 631, dated May 31, 2007; $20,000,000 principal amount of the offered notes, which we call the “second reopened notes,” were issued on August 1, 2007, as described in the amendment no. 3 to the prospectus supplement no. 631, dated July 27, 2007; $50,000,000 principal amount of the offered notes, which we call the “third reopened notes,” were issued on November 2, 2007, as described in the amendment no. 4 to the prospectus supplement no. 631, dated October 30, 2007; $20,000,000 principal amount of the offered notes, which we call the “fourth reopened notes,” were issued on January 27, 2010, as described in the amendment no. 7 to the prospectus supplement no. 631, dated January 22, 2010; and the remaining $30,000,000 principal amount of the offered notes, which we call the “fifth reopened notes,” were issued on March 3, 2011, as described in the amendment no. 8 to the prospectus supplement no. 631, dated February 28, 2011.

The accompanying prospectus supplement dated September 19, 2011 relating to Medium-Term Notes, Series B supersedes the prospectus supplement dated April 6, 2009, and the accompanying prospectus dated September 19, 2011 supersedes the prospectus dated April 6, 2009. Accordingly all references in this prospectus supplement to the accompanying prospectus and the accompanying prospectus supplement have been updated.

** The name of the index was changed to S&P GSCI® Enhanced Commodity Index Total Return in December, 2007 by the index sponsor.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-27. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc., relating to the Medium-Term Notes, Series B program of The Goldman Sachs Group, Inc. References to “indenture” in this prospectus supplement mean the indenture, dated May 19, 1999, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: S&P GSCI® Enhanced Commodity Index Total Return (formerly, the S&P GSCITM Enhanced Commodity Total Return Strategy Index) (Bloomberg: “SPGSESTR”)

Specified currency: U.S. dollars (“$”)

Face amount: each offered note will have a face amount of $50 or integral multiples of $50 in excess thereof; $284,225,600 in the aggregate for all the offered notes

Amount payable on your notes:

•

with respect to your notes that have not been redeemed, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the index factor for the determination date minus (2) the investor fees for the determination date; no amount will be paid on any other date, and

•

with respect to your notes that have been properly designated for redemption, we will pay you an amount in cash, if any, on the applicable redemption date, equal to the greater of (i) zero and (ii) the redemption value for the applicable valuation date; no amount will be paid on the stated maturity date or any other date with respect to the offered notes that have been so redeemed

Index factor: on any given day, the quotient of the closing level of the index on such day divided by the initial index level

Initial index level: 693.3813

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-29 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-30

Valuation index level: on any given valuation date, the closing level of the index on such valuation date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-29 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-30

Closing level of the index: the official closing level of the index or any successor index published by the index sponsor at the regular weekday close of trading on the primary trading facilities for the commodity contracts underlying the index

Investor fees: on any given day, the sum of the daily investor fees, calculated daily from and excluding the trade date for the original notes to and including such day

Daily investor fees: on any given day, the amount in cash, equal to the result of the yearly fee of 1.25% times the face amount of the notes times the index factor for such day (or, if such day is not a trading day, the index factor for the immediately preceding trading day) divided by 365

Redemption value: on any given valuation date, an amount in cash, if any, equal to the greater of (i) zero and (ii) the result of (1) the product of the face amount of your notes being redeemed times the index factor for such valuation date minus (2) the investor fees for such valuation date

Trade date: for the sixth reopened notes, June 20, 2012

Stated maturity date: May 8, 2037, unless postponed as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-28

Determination date: May 5, 2037, unless postponed as described under “Specific Terms of Your Notes — Determination Date” on page S-28

Redemption date: for any given valuation date other than the final valuation date, the third business day following such valuation date

Valuation date: each Thursday that falls within the period from and excluding the original issue date for the original notes to and including the final valuation date, unless postponed as described under “Specific Terms of Your Notes — Valuation Date” on page S-29

Final valuation date: April 30, 2037

Business day: as described on page S-33

Trading day: as described on page S-33

Redemption right; notice of redemption: the holder has the right to redeem the notes in whole or in part (but only if such holder elects to redeem a minimum of 50,000 notes) prior to the expiration of the redemption right as described under “Specific Terms of Your Notes — Redemption Right — Expiration of Redemption Right” on page S-33; a notice of redemption must be given on a business day, via email, to us in accordance with procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-32; if you fail to comply with these procedures, your notice will be deemed ineffective; a redemption is properly designated by a valid exercise of the holder’s redemption right; once given, the notice of redemption is irrevocable

No interest: the offered notes will not bear interest

Listing: the offered notes are currently listed on NYSE Arca, Inc. with the ticker symbol “GSC”; as of the date of this prospectus supplement, Goldman, Sachs & Co. is acting as the lead market maker with respect to the offered notes listed on NYSE Arca, Inc.; listing of the original notes, the first reopened notes, the second reopened notes, the third reopened notes, the fourth reopened notes and the fifth reopened notes on NYSE Arca, Inc. has been approved; approval will be sought to list the sixth reopened notes on NYSE Arca, Inc.; no assurance can be given as to the approval of the sixth reopened notes for listing or, if listed, the continuation of the listing for the life of the offered notes on NYCE Arca, Inc., or the liquidity or trading market for the offered notes

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Calculation agent: Goldman Sachs International

CUSIP: 38144L852

ISIN: US38144L8524

Q&A

How Do the Notes Work?

The notes offered by this prospectus supplement will have a stated maturity date of May 8, 2037 (unless postponed due to market disruption events or non-business days). You may elect to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes and properly designate the notes to be redeemed in accordance with the procedures described under “Specific Terms of Your Notes — Redemption Right” below. The amount in cash that you will be paid on your notes (which will never be less than zero), if any, at maturity or upon redemption will be determined based on the performance of the S&P GSCI® Enhanced Commodity Index Total Return as follows:

•

with respect to your notes that have not been redeemed, the result of (1) the product of the outstanding face amount of your notes times the index factor for the determination date minus (2) the investor fees for the determination date, and

•

with respect to your notes that have been properly designated for redemption, the result of (a) the product of the face amount of your notes being redeemed times the index factor for the applicable valuation date minus (b) the investor fees for such valuation date.

The entire investment in your notes is at risk if the S&P GSCI® Enhanced Commodity Index Total Return declines on the determination date or the applicable valuation date, as the case may be, and therefore you may lose all or a significant amount of your investment. The offered notes will not bear interest.

Moreover, because the investor fees reduce the amount that may be paid on your notes at maturity or upon redemption, the level of the index must increase significantly in order for you to receive at least the principal amount of your notes at maturity or upon redemption. If the level of the index decreases or does not increase sufficiently, you will receive less than your investment in the notes. Furthermore, since the investor fees for your notes will be calculated based on the daily index level over the term of your notes, higher index levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes.

You may elect to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes. The third business day following each valuation date (other than the final valuation date) will be a redemption date. Each Thursday from and excluding the original issue date for the original notes to and including the final valuation date will be a valuation date, subject to postponement due to market disruption events or non-trading days.

In order to properly designate your notes for redemption, you must send a notice of redemption via email, substantially in the form attached as Annex A to this prospectus supplement, to us by no later than 11:00 a.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures described under “Specific Terms of Your Notes — Redemption Right” below. If such requirements are not complied with, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Once given, the notice of redemption is irrevocable.

The offered notes are listed on NYSE Arca, Inc. with the ticker symbol “GSC”. As of the date of this prospectus supplement, Goldman, Sachs & Co. is acting as the lead market maker with respect to the offered notes listed on NYSE Arca, Inc. Listing of the original notes, the first reopened notes, the second reopened notes, the third reopened notes, the fourth reopened notes and the fifth reopened notes on NYSE Arca, Inc. has been approved. Application will be made to list the sixth reopened notes on NYSE Arca, Inc.; however, no assurance can be given as to the listing of the sixth reopened notes or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. Certain affiliates of Goldman, Sachs & Co. may engage in limited purchase and resale transactions in the offered notes, although they are not required to do so.

Who Should or Should Not Consider an Investment in the Notes?

We have designed the offered notes for investors who want to participate in a potential significant increase in the S&P GSCI® Enhanced Commodity Index Total Return while having their entire investment subject to the risk of a loss in the case that the S&P GSCI® Enhanced Commodity Index Total Return declines over the term of the offered notes or does not increase sufficiently to offset the investor fees. Because the investor fees reduce the amount of your return at maturity or upon redemption, as applicable, the level of the index must increase significantly in order for you to receive at least the principal amount of your notes at maturity or upon redemption, as applicable. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the index level over the term of your notes is higher. You should only consider purchasing the offered notes if you believe the level of the index will increase by an amount sufficient to offset the investor fees during the term of the offered notes and you are willing to accept the risk of losing the entire investment in your notes.

In addition, if the amount payable on your notes on the stated maturity date or on a redemption date, as applicable, equals the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate with a corresponding maturity. The offered notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

As discussed in the accompanying prospectus, the offered notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The offered notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-27.

What Will I Receive If I Sell the Notes Prior to the Stated Maturity?

If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-15.

Who Publishes the Index and What Does It Track?

The index for your notes, i.e., the S&P GSCI® Enhanced Commodity Index Total Return, is an index tracking the performance of a weighted basket of contracts on certain physical commodities, and is a variation of the S&P GSCI®. The index for your notes and the S&P GSCI® differ in the way they execute the rolling of the commodity contracts included in the investments they track. Although the index tracks the performance of contracts on the same commodities as those included in the S&P GSCI®, the index modifies the rolling methodology of the S&P GSCI® to apply certain timing, dynamic and seasonal rolling rules. The level of the index, therefore, goes up or down depending on the overall performance of this weighted basket of commodity contracts. The index is one of numerous existing or potential variations of the S&P GSCI®, each of which may differ from the S&P GSCI® in different ways. Standard & Poor’s is the sponsor of the index.

The name of the index which your notes are linked to was changed to S&P GSCI® Enhanced Commodity Index Total Return in December, 2007 by the index sponsor. Prior to that date, the name of the index was S&P GSCI® Enhanced Commodity Total Return Strategy Index.

Please see “ S&P GSCI® Enhanced Commodity Index Total Return” on page S-36 for a description of the index.

What About Taxes?

The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” below.

Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of a change in law, an administrative or a judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the index. If your notes are so treated, you should recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally should be long-term capital gain or loss if you held your notes for more than one year. Please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information. In addition, capital gain of a non-corporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

The Internal Revenue Service issued a notice in 2007 indicating that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. We describe these and other developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

HYPOTHETICAL EXAMPLES

The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the daily fluctuations of the hypothetical index levels over the term of your notes could have on the investor fees for the determination date or any valuation date for your notes, and on the amounts payable on your notes on the stated maturity date or any redemption date, assuming all other variables remain constant.

The examples below are based on index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the term of your notes, and no one can predict what the final index level or the applicable valuation index level, as the case may be, will be on the determination date or any valuation date, respectively. The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the following tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the applicable original issue date and held to the stated maturity date or the applicable redemption date, as the case may be. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-15. The tables below are also based on the key terms and assumptions provided in the box below.

Key Terms and Assumptions
Face amount $50
No market disruption event occurs
No change in or affecting any of the index commodities or the method by which the index sponsor calculates the index

No change in the relative weighting of any index commodities in the index
Daily investor fees on each day within a given year will be the same as the daily investor fees on the year end

For these reasons, the actual performance of the index over the life of the offered notes, as well as the amount payable at maturity or upon the redemption, as the case may be, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the index shown elsewhere in this prospectus supplement. For information about the levels of the index during recent periods, see “The S&P GSCI® Enhanced Commodity Index Total Return — Historical High, Low and Final Closing Levels of the Index” on page S-44. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index between the date of this prospectus supplement and your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

The following tables show how your notes would perform in hypothetical circumstances. We have included two examples in which the index has increased by approximately 1,100% at maturity on an absolute basis (8.32% on an annualized basis), as well as two examples in which the index has decreased by 2% at maturity on an absolute basis (0.07% on an annualized basis). These examples highlight the behavior of the investor fees, and therefore the amount payable on your notes, if any, on the stated maturity date or any redemption dates as the case may be, in different circumstances. Because the investor fees will be calculated and accumulated based on the daily index level, the amount of the investor fees on a given day will be dependent upon the daily fluctuations of the index level from but excluding the trade date for the original notes to such date. For convenience of presentation, however, for purposes of these examples we have assumed that the index level on each day within a given year is the same as the level on the year end and, therefore, daily investor fees on each day within a given year will be the same as the daily investor fees on the year end.

In each of the following tables, the numbers in the leftmost column represent the number of years that have passed from the trade date for the original notes for each given year end, and the amounts in the first column from the left represent hypothetical closing levels for the index for each year end and are expressed as percentages of the initial index level, which is 693.3813. The amounts in the second column from the left represent the hypothetical investor fees, based on the corresponding hypothetical index levels for that year only and not any previous year, and are expressed as a percentage of the face amount of your notes. The amounts in the first column from the right show the investor fees accumulated from but excluding the trade date for the original notes to and including the applicable year end. The rightmost column shows the hypothetical amount payable at maturity or upon redemption, as the case may be, for the applicable year end per each $50 face amount of your notes. We have assumed, in determining hypothetical amounts payable on redemption, that year-end levels of the index and fees equal the levels and fees on the relevant valuation date.

Examples 1 and 2: The following two tables illustrate how your notes would perform in two hypothetical circumstances where in both cases the hypothetical index level has increased by approximately 1,100% at maturity from the initial index level on an absolute basis (8.32% on an annualized basis), but in each case the fluctuations of the hypothetical index level have taken a different path to reach its final index level.

Example 1:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes
0	100.00%	$0.00	$0.00	$50.00
1	96.50%	$0.60	$0.60	$47.65
2	126.45%	$0.79	$1.39	$61.83
3	148.75%	$0.93	$2.32	$72.05
4	202.40%	$1.27	$3.59	$97.61
5	215.00%	$1.34	$4.93	$102.57
6	239.00%	$1.49	$6.43	$113.07
7	293.00%	$1.83	$8.26	$138.24
8	292.00%	$1.83	$10.08	$135.92
9	254.00%	$1.59	$11.67	$115.33
10	402.00%	$2.51	$14.18	$186.82
11	397.00%	$2.48	$16.66	$181.84
12	447.00%	$2.79	$19.46	$204.04
13	437.08%	$2.73	$22.19	$196.35
14	575.00%	$3.59	$25.78	$261.72
15	527.45%	$3.30	$29.08	$234.65
16	613.65%	$3.84	$32.91	$273.91
17	742.64%	$4.64	$37.56	$333.76
18	1102.00%	$6.89	$44.44	$506.56
19	1500.00%	$9.38	$53.82	$696.18
20	1350.56%	$8.44	$62.26	$613.02
21	1395.43%	$8.72	$70.98	$626.73
22	1550.65%	$9.69	$80.67	$694.65
23	1675.89%	$10.47	$91.15	$746.80

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes
24	1599.27%	$10.00	$101.14	$698.49
25	1580.00%	$9.88	$111.02	$678.98
26	1530.00%	$9.56	$120.58	$644.42
27	1640.00%	$10.25	$130.83	$689.17
28	1450.00%	$9.06	$139.89	$585.11
29	1300.00%	$8.13	$148.02	$501.98
30	1100.00%	$6.88	$154.89	$395.11

Example 2:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes
0	100.00%	$0.00	$0.00	$50.00
1	111.00%	$0.69	$0.69	$54.81
2	105.00%	$0.66	$1.35	$51.15
3	111.65%	$0.70	$2.05	$53.78
4	128.54%	$0.80	$2.85	$61.42
5	136.12%	$0.85	$3.70	$64.36
6	178.43%	$1.12	$4.82	$84.40
7	185.43%	$1.16	$5.98	$86.74
8	191.00%	$1.19	$7.17	$88.33
9	262.33%	$1.64	$8.81	$122.36
10	375.54%	$2.35	$11.16	$176.61
11	440.23%	$2.75	$13.91	$206.21
12	465.43%	$2.91	$16.82	$215.90
13	491.65%	$3.07	$19.89	$225.94
14	474.23%	$2.96	$22.85	$214.26
15	437.42%	$2.73	$25.59	$193.12
16	432.12%	$2.70	$28.29	$187.77
17	402.45%	$2.52	$30.80	$170.42
18	468.45%	$2.93	$33.73	$200.49
19	504.00%	$3.15	$36.88	$215.12
20	535.56%	$3.35	$40.23	$227.55
21	597.54%	$3.73	$43.96	$254.81
22	616.00%	$3.85	$47.81	$260.19
23	567.00%	$3.54	$51.36	$232.14
24	712.00%	$4.45	$55.81	$300.19
25	850.00%	$5.31	$61.12	$363.88
26	855.89%	$5.35	$66.47	$361.48
27	732.45%	$4.58	$71.05	$295.18
28	860.43%	$5.38	$76.42	$353.79
29	954.00%	$5.96	$82.39	$394.61
30	1100.00%	$6.88	$89.26	$460.74

Examples 3 and 4: The following tables illustrate how your notes would perform in two hypothetical circumstances where in both cases the hypothetical index level has decreased by approximately 2% at maturity from the initial index level (0.07% on an annualized basis), but in each case the fluctuations of the hypothetical index level have taken a different path to reach its final index level.

Example 3:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes
0	100.00%	$0.00	$0.00	$50.00
1	115.27%	$0.72	$0.72	$56.91
2	125.45%	$0.78	$1.50	$61.22
3	156.80%	$0.98	$2.48	$75.92
4	144.78%	$0.90	$3.39	$69.00
5	116.98%	$0.73	$4.12	$54.37
6	122.30%	$0.76	$4.88	$56.27
7	117.96%	$0.74	$5.62	$53.36
8	127.85%	$0.80	$6.42	$57.50
9	103.75%	$0.65	$7.07	$44.81
10	109.67%	$0.69	$7.76	$47.08
11	108.45%	$0.68	$8.43	$45.79
12	125.43%	$0.78	$9.22	$53.50
13	126.29%	$0.79	$10.01	$53.14
14	137.65%	$0.86	$10.87	$57.96
15	133.89%	$0.84	$11.70	$55.24
16	149.57%	$0.93	$12.64	$62.15
17	193.00%	$1.21	$13.84	$82.66
18	186.00%	$1.16	$15.01	$77.99
19	198.78%	$1.24	$16.25	$83.14
20	178.45%	$1.12	$17.36	$71.86
21	145.32%	$0.91	$18.27	$54.39
22	150.89%	$0.94	$19.22	$56.23
23	173.45%	$1.08	$20.30	$66.43
24	178.68%	$1.12	$21.42	$67.92
25	154.43%	$0.97	$22.38	$54.83
26	144.30%	$0.90	$23.28	$48.87
27	142.00%	$0.89	$24.17	$46.83
28	133.67%	$0.84	$25.01	$41.83
29	107.35%	$0.67	$25.68	$28.00
30	98.00%	$0.61	$26.29	$22.71

Example 4:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes
0	100.00%	$0.00	$0.00	$50.00
1	117.34%	$0.73	$0.73	$57.94
2	132.67%	$0.83	$1.56	$64.77
3	128.80%	$0.81	$2.37	$62.03
4	99.90%	$0.62	$2.99	$46.96
5	103.65%	$0.65	$3.64	$48.19
6	114.00%	$0.71	$4.35	$52.65
7	113.56%	$0.71	$5.06	$51.72
8	110.11%	$0.69	$5.75	$49.31
9	106.75%	$0.67	$6.42	$46.96
10	98.77%	$0.62	$7.03	$42.35
11	95.77%	$0.60	$7.63	$40.25
12	98.35%	$0.61	$8.25	$40.93
13	90.00%	$0.56	$8.81	$36.19
14	67.00%	$0.42	$9.23	$24.27
15	73.00%	$0.46	$9.69	$26.81
16	76.88%	$0.48	$10.17	$28.27
17	85.46%	$0.53	$10.70	$32.03
18	71.00%	$0.44	$11.14	$24.36
19	78.44%	$0.49	$11.63	$27.59
20	91.55%	$0.57	$12.21	$33.57
21	97.22%	$0.61	$12.81	$35.80
22	107.34%	$0.67	$13.48	$40.19
23	115.00%	$0.72	$14.20	$43.30
24	92.35%	$0.58	$14.78	$31.39
25	79.55%	$0.50	$15.28	$24.50
26	82.66%	$0.52	$15.79	$25.54
27	77.55%	$0.48	$16.28	$22.50
28	87.76%	$0.55	$16.83	$27.05
29	98.46%	$0.62	$17.44	$31.79
30	98.00%	$0.61	$18.06	$30.94

As shown in the examples 1 and 2, although the index level has increased approximately 1,100% at maturity in both cases on an absolute basis (8.32% on an annualized basis), the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be approximately $395.11 in the case of Example 1 and $460.74 in the case of Example 2. As shown in the examples 3 and 4, although the index level has decreased 2% at maturity on absolute basis (0.07% on an annualized basis) in both cases, the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be approximately $22.71 in the case of Example 3 and $30.94 in the case of Example 4. Thus, the amount payable on your notes at maturity will be dependent not only upon the final index level, but also upon the fluctuations of the index level before arriving at the final index level.

Furthermore, if the purchase price you paid for the offered notes per each of your notes exceeds the $50 face amount, the return on your investment in the notes will be lower than the return of the notes over the $50 face amount. Therefore, if the final index level does not increase sufficiently, the amount payable on your notes, if any, may be less than the purchase price you paid for your notes and result in a loss of all or a significant portion of your investment in the notes.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final index level on the determination date, the actual valuation index level on any valuation date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity or upon redemption, as the case may be, and the rate of return on the offered notes will depend on the actual final index level or the actual applicable valuation index level, as the case may be, determined by the calculation agent as described above and the actual daily level of the index over the term of your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount, in cash to be paid in respect of your notes, if any, on the stated maturity date or the applicable redemption date, as applicable, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index commodities, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for the sixth reopened notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. After the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. If Goldman, Sachs & Co. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its customary bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its customary bid and ask spread for similar sized trades of structured notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series B Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date or on any redemption date will be based on the performance of the S&P GSCI® Enhanced Commodity Index Total Return as measured from the initial index level of 693.3813 to the closing level on the determination date or the relevant valuation date, as applicable. If the final index level or the applicable valuation index level for your notes is less than the initial index level, the amount in cash you will receive on your notes on the stated maturity date or any redemption date, if any, will be less than the face amount of your notes. In addition, the amount you receive will be further reduced by the investor fees. Therefore if the index level is not sufficiently greater on that date than the initial index level, then you will be paid less than the face amount of your notes. Depending on the index level on the relevant date, you could lose a substantial portion and perhaps all of your investment.

In addition, if the purchase price you paid for the offered notes exceeds the face amount of your notes and you receive only the face amount of your notes on the stated maturity date or on any redemption date, you will lose a portion of your investment. In general, if the final index level does not increase sufficiently, the amount you receive on the stated maturity date or on any redemption date may be less than the purchase price you paid for your notes and therefore result in a loss of all or a significant portion of your investment in the notes.

Also, the market price of your notes prior to the stated maturity date or the applicable redemption date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the applicable redemption date, as the case may be, you may receive far less than the amount of your investment in the offered notes.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

Even If the Level of the Index on the Determination Date or on the Applicable Valuation Date Exceeds the Initial Index Level, You May Receive Less than the Face Amount of Your Notes

Because the investor fees reduce the amount you may receive at maturity or upon redemption, the level of the index on the determination date or the applicable valuation date, as applicable, must increase significantly in order for you to receive at least the face amount of your notes at maturity or upon redemption. In addition, since the investor fees for your notes will be calculated based on the daily index level over the term of your notes, higher index levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes. Furthermore, since the investor fees will be accumulated on a daily basis, the longer your notes have been outstanding, the higher the investor fees for your notes will be. Therefore, if the level of the index on the determination date or the applicable valuation date does not increase sufficiently to offset the investor fees you will receive less than the face amount of your notes at maturity or upon redemption.

Except that the Investor Fees on Your Notes Accumulate on a Daily Basis, The Amount Payable on Your Notes Is Not Linked to the Index Level at Any Time Other than the Determination Date Or the Applicable Valuation Date, As Applicable

The final index level or any valuation index level, as applicable, will be based on the closing level of the index on the determination date or the applicable valuation date, respectively (subject to adjustments in case of market disruption or non-trading days). Therefore, if the closing level of the index dropped precipitously on the determination date or a valuation date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level. Although the actual index level at the stated maturity date, at any redemption date or at other times during the life of your notes may be higher than the final index level or the applicable valuation index level, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the applicable valuation date, respectively. However, since the investor fees will be calculated and accumulated on a daily basis, the daily fluctuation of the index level on days prior to the stated maturity date or redemption date, as the case may be, will affect the amount payable on your notes on such limited basis.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date or the applicable redemption date exceeds the face amount of your notes or your investment in the offered notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the index level;

•	the volatility — i.e., the frequency and magnitude of changes in the level of the underlying commodities and the index;

•

economic, financial, legislative, regulatory and political, military or other events that affect commodity markets generally and the market segments of which the index commodities are a part, and which may affect the level of the index;

•	interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

Recent Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd- Frank requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. While the rules have not yet taken effect, and their impact is not yet known, these limits will likely restrict the ability of market participants to participate in the futures and swaps markets on physical commodities, and the markets for other OTC derivatives on physical commodities, to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could adversely affect the level of the index, which could in turn adversely affect the return on and value of your notes.

In addition, other legislative and regulatory bodies have proposed or may propose in the future legislation or similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Commission published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading physically-settled and cash settled commodity derivatives, although the scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear. If these regulations are adopted or other regulations are adopted in the future, they could have an adverse impact on the level of the index and the return on and value of your notes.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the offered notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors above.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the S&P GSCI®. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar indices. An increased level of investment in these products may negatively affect the performance of the index against its benchmark index, the S&P GSCI® Index, and could affect the index level, and therefore the amount payable on your notes, if any, on the stated maturity date or the applicable redemption date, as applicable, and the value of your notes before that date. In addition, the index sponsor has licensed and may continue to license the S&P GSCI® or any of its sub-indices or strategies similar to the index for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index or similar indices. Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we have hedged or expect to hedge our obligations under the offered notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index or the S&P GSCI® or any of its sub-indices.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products in the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index, or other similar indices. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments and other products that will compete with the notes for liquidity, research coverage or otherwise.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the index, or commodities underlying the index. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Goldman Sachs’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice, Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index, the commodity contracts underlying the index, the commodity underlying such contracts or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets and therefore may affect the market value of your notes or the payment amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index, the commodities, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that we or one of affiliates will, at present or in the future, provide such services or otherwise engage in transactions with the sponsor of the index or other entities that are involved in the transaction or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those entities, providing financial advisory or other investment banking services, or issuing research reports. You should expect that, in providing such services, engaging in such transactions, or acting for our own account, we or our affiliates may take actions that have direct or indirect effects on the index or the index commodities and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain of our personnel or the personnel of our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to our employees or the employees of our affiliates that were not working on such transactions as we have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which we receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to the index, the commodity contracts underlying the index, the commodity underlying such contracts or assets and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 notes at one time in order to exercise your right to redeem your notes on any redemption date. You may only redeem your notes on a redemption date if we receive a notice of redemption by email from you by no later than 11:00 a.m., New York City time, on the business day prior to the applicable valuation date and if we subsequently respond by a confirmation of redemption. If we do not receive your notice of redemption by 11:00 a.m., New York City time, on the business day prior to the applicable valuation date or fail to confirm the redemption for any reason, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Your notice of redemption will not be effective until we confirm receipt. See “Specific Terms of Your Notes — Redemption Right” below for more information.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the index or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the index or any commodity underlying such contracts.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the index underliers or other similar assets, which may adversely impact the market for or value of your notes.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount, If Any, You Will Receive On the Stated Maturity Date or Any Redemption Date, As Applicable

As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date or the applicable valuation index level or any given valuation date, as the case may be, which we will use to determine the amount we will pay, if any, on the stated maturity date or the applicable redemption date, respectively, and determining whether to postpone the determination date and the stated maturity date or the applicable valuation date, as applicable, because of a market disruption event or non-trading days. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to discontinuation or modification of the index. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index and the Commodity Contracts Underlying the Index Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies of the index sponsor concerning the calculation of the S&P GSCI®, additions, deletions or substitutions of the commodity contracts comprising the S&P GSCI®, and the manner in which changes affecting those commodity contracts (such as rebalancing of the commodity contracts comprising the index) could affect the level of the index and, therefore, the amount payable on your notes on the stated maturity date or any redemption date, as applicable, and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the S&P GSCI®, or if the index sponsor discontinues or suspends calculation or publication of the S&P GSCI®, in which case it may become difficult or inappropriate to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date or on the applicable valuation date because of a market disruption event, non-trading days or for any other reason, the calculation agent — which initially will be Goldman Sachs International, our affiliate — may determine the index level on the determination date or the applicable valuation date, as applicable — and thus the amount payable on the stated maturity date or the applicable redemption date, respectively — in a manner as described below under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” and/or as it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date or any redemption date, as applicable and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Suspensions or Disruptions of Market Trading in the Commodity Contracts Underlying the Index and Commodities Underlying Such Contracts May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodities contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

In making its calculations of the level of the index as published on Bloomberg page SPGSESTR or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the index sponsor, is manifestly incorrect, the index sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the index sponsor calculates the index is a day on which a relevant trading facility for an underlying contract is not open, then the index sponsor will use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final index level as described under “Specific Terms of Your Notes — Consequences of A Market Disruption Event” below. Under the circumstances described above, the level of the index and the value of your notes may be adversely affected.

If a market disruption event occurs on any commodity contract included in the index, the value of that contract at the determination date or the applicable valuation date, as applicable, will not be calculated until a settlement price can be determined. If a market disruption event has occurred or is continuing on the last possible day the determination date or the applicable valuation date may be postponed, the calculation agent will calculate the final index level or the applicable valuation index level, as applicable, and the amount payable on your notes on the determination date or on the applicable valuation date, respectively, in a commercially reasonable manner. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date or the applicable valuation date, respectively, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor will continue to calculate the value of the index and publish such value on Bloomberg according to the process described above. Therefore, if a market disruption event occurs, the amount payable on your notes may not reflect the actual value of the index on the determination date or on the applicable valuation index level, respectively.

You may not receive the amount payable on your notes on the stated maturity date or the applicable redemption date, as applicable, if a market disruption event occurs or is continuing on the determination date or on the applicable valuation date, respectively, until a number of business days after the final index level or the applicable valuation index level, respectively, can be determined.

Changes in the Futures Contract for Heating Oil Included in the Index May Adversely Affect the Value of the Notes

The New York Mercantile Exchange (“NYMEX”) previously announced that the futures contract relating to Heating Oil that included index would be delisted in 2013. However, NYMEX has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract. As a result of these changes, trading in the futures contract may become illiquid or experience other adverse trading impacts prior to, during or after the date such changes become effective. If the index sponsor determines, in its sole discretion, that the futures contract has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason, it may replace it with another futures contract that it deems to be appropriate or make other adjustments to the index or discontinue publication of the index. The index sponsor may make such a determination whenever it deems appropriate, and may do so prior to the time that the current Heating Oil futures contract’s specifications are scheduled to change. Any of the foregoing events may have an adverse impact on the level of the index and therefore the market value of and payment at maturity or upon redemption of the Notes.

The Index has a Limited History

The payment amount, if any, for each of your notes is linked to the performance of the index, which was created in March 2007. Because the index has no history prior to that date, limited historical information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to an investment in the offered notes.

The Index May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the S&P GSCI® continues to be comprised exclusively of regulated commodity contracts. If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The S&P GSCI® Enhanced Commodity Index Total Return” below, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher Future Prices of Commodities Included in the Index Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May might specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodity contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity contract could result in negative “roll yields,” which could adversely affect the value of an index or index tied to that contract. While the index has been designed to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the index designed to address the effects of contango will instead adversely affect the value of the index and, consequently, the return on your notes. See “The S&P GSCI® Enhanced Commodity Index Total Return” below for more information.

Although the Index Includes Contracts on the Same Commodities That Comprise the S&P GSCI®, Its Value and Returns Will Likely Differ from Those of the S&P GSCI®

The index has different rules from the S&P GSCI® governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations, as explained in “The S&P GSCI® Enhanced Commodity Index Total Return” below. Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for the index and the S&P GSCI® at any given time and, therefore, may produce differing returns.

The change in the timing of the rolling of the index for your notes is intended to execute the rolling before the rolling of the S&P GSCI® Index which could affect the prices of the underlying commodity contracts and adversely affect the rolling of the index for your notes, as discussed below. The index for your notes also applies dynamic rolling rules, as described more fully below, to the rolling of the contracts relating to West Texas Intermediate (“WTI”) crude oil, the benchmark for crude oil prices in the U.S., and Brent crude oil, the benchmark for crude oil prices in Europe. By utilizing this dynamic rolling strategy, the effect of contango on the index may be reduced; however, in certain situations, this dynamic rolling rule may actually increase the negative effect of contango. The index for your notes also differs from the S&P GSCI® Index by applying seasonal rolling rules, as described below, to six other commodity contracts that are subject to seasonal supply and demand. The differences between the rolling rules for the index and those for the S&P GSCI® Index may mean that the return on the index for your notes will differ from the return on the S&P GSCI® Index. The use of the term “Enhanced” in the name of the strategy refers to these modifications and not to any return expectations.

The Index Sponsor May be Required to Replace a Designated Contract if the Existing Commodities Contract is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index. Data concerning this designated contract will be used to calculate the index. If a designated contract were to be terminated or replaced in accordance with the rules described under “The S&P GSCI® Enhanced Commodity Index Total Return” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the index, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period. Additionally, the index sponsor may not discover every discrepancy. Furthermore, the weightings for the index are determined by the index sponsor, in consultation with its advisory committee. The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index. Since the underlying index consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the Composition and Valuation of the S&P GSCI® May Adversely Affect the Value of Your Notes

The composition of the S&P GSCI® may change over time, as additional commodity contracts satisfy the eligibility criteria of the S&P GSCI® or commodity contracts currently included in the S&P GSCI® fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI®, and for valuing the S&P GSCI®, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

If the Index is Discontinued or Modified, the Value of Your Notes May Be Adversely Affected

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-30. Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was being calculated.

There is No Affiliation between Standard & Poor’s and Us, and We Are Not Responsible for Any Disclosure by Standard & Poor’s

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with Standard & Poor’s, which sponsors, calculates and publishes the index and the S&P GSCI® Index. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the S&P GSCI® Index. You, as an investor in your note, should make your own investigation into the index and the S&P GSCI® Index. See “The S&P GSCI® Enhanced Commodity Index Total Return — S&P GSCI® Enhanced Commodity Index Total Return” and “The S&P GSCI® Enhanced Commodity Index Total Return — S&P GSCI®” below for additional information about the index or the S&P GSCI® Index, respectively.

Standard & Poor’s is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Standard & Poor’s does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

As Sponsor of the S&P GSCI® Enhanced Commodity Index Total Return, Standard & Poor’s Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways And Create Conflicts of Interest

As further described under “The S&P GSCI® Enhanced Commodity Index Total Return”, the S&P GSCI® Enhanced Commodity Index Total Return is owned by Standard & Poor’s. Standard & Poor’s is responsible for the composition, calculation and maintenance of the S&P GSCI® Enhanced Commodity Index Total Return. The relationship between the S&P GSCI® Enhanced Commodity Index Total Return and the S&P GSCI® is discussed under “The S&P GSCI® Enhanced Commodity Index Total Return”. The judgments that Standard & Poor’s, as the sponsor of the S&P GSCI® Enhanced Commodity Index Total Return, makes in connection with the composition, calculation and maintenance of the S&P GSCI® Enhanced Commodity Index Total Return, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date or the applicable redemption date, as applicable, if any. See “The S&P GSCI® Enhanced Commodity Index Total Return” for additional details on the role of Standard & Poor’s as index sponsor.

Standard & Poor’s, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Standard & Poor’s may decide to discontinue calculating and publishing the S&P GSCI® Enhanced Commodity Index Total Return, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the S&P GSCI® Enhanced Commodity Index Total Return for purposes of calculating the final valuation, if any.

The Index May Not Accurately Measure World Production of Commodities

The S&P GSCI® is a production-weighted index that is designed to reflect the relative significance of each of the constituent commodities to the world economy while preserving the tradability of the index by limiting eligible contracts to those with adequate liquidity. However, the index may not accurately measure the relative significance of constituent commodities to the world economy. For example, the index sponsor may not accurately determine the world production quantity of each specific commodity, the index sponsor may inaccurately weight the production of goods at a given time in anticipation of seasonal variations or regional variations in production, the index sponsor may base its production weightings on data sources that are inaccurate or contain measurement errors, and the index sponsor may omit commodities from inclusion that are significant to the world economy.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index consists of commodity contracts on 24 physical commodities, five of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The index will include contracts on physical commodities on trading facilities located outside the United States. The S&P GSCI® Index Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Standard & Poor’s and the S&P GSCI® Index Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the index. In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index level is unavailable.

Commodity Prices as Well as the Commodity Contracts Underlying the Index May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the index are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Your Notes May Not Have an Active Trading Market, and May Not Continue to be Listed over the Term of Your Notes

The original notes, the first reopened notes, the second reopened notes, the third reopened notes, the fourth reopened notes and the fifth reopened notes are listed on NYSE Arca, Inc. with the ticker symbol “GSC”. Approval will be sought to list the sixth reopened notes on NYSE Arca, Inc. However, no assurance can be given as to the approval of the sixth reopened notes or that a secondary market for the offered notes will develop. Certain affiliates of Goldman, Sachs & Co. may engage in limited purchase and resale transactions in the offered notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. As of the date of this prospectus supplement, Goldman, Sachs & Co. is acting as the lead market maker with respect to the offered notes listed on NYSE Arca, Inc.

No assurance can be given as to the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. We are not required to maintain any listing of the offered notes on NYSE Arca, Inc.

The Calculation Agent Can Postpone the Determination Date and the Stated Maturity Date or a Valuation Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the determination date or a valuation date, as applicable, a market disruption event has occurred or is continuing, the determination date or such valuation date, respectively, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, in the case of the determination date, not later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, the first business day following the originally scheduled stated maturity date), and in the case of a valuation date, not by more than three business days from the originally scheduled date for such valuation date. In addition, if the determination date is so postponed, the stated maturity date for your notes will also be postponed, although not by more than four business days. Thus, when the determination date is so postponed, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the determination date or a valuation date, as applicable, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or such valuation date, respectively. If the determination date or a valuation date, as applicable, is postponed due to a market disruption event, the calculation agent will determine the final index level or the applicable valuation index level, respectively, based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or a valuation index level, as applicable, is not available on the determination date or the applicable valuation date, respectively, for any other reason, then the calculation agent will determine the final index level or such valuation index level, respectively, based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on such applicable day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service issued a notice in 2007 indicating that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. We describe these and other developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $50 or integral multiples of $50 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuances and sales of the offered notes. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Commodities

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index commodities as of any time, we mean the commodity contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

With respect to the offered notes that have not been redeemed, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the index factor for the determination date minus (2) the investor fees for the determination date. No amount will be paid on any other date.

The index factor for a given day equals the quotient of the closing level of the index on such day divided by the initial index level. The investor fees for any given day equals the sum of the daily investor fees from but excluding the trade date for the original notes to and including the given day. The daily investor fees for any given day will equal an amount in cash equal to the yearly fee of 1.25% of the face amount of your notes times the index factor for that day (or, if that day is not a trading day, the index factor for the immediately preceding trading day) divided by 365.

If the purchase price you paid for the offered notes exceeds the face amount of your notes, the amount in cash you receive in exchange for your notes on the stated maturity date may equal the face amount but still be worth less than 100% of your investment in the offered notes. In such a case, if the final index level does not increase sufficiently, you may lose all or a significant portion of your investment in the offered notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose a Significant Amount of Your Investment in the Notes” above.

Final index level

The amount payable on your notes on the stated maturity date, if any, will be based on, among other factors, the closing level of the index on the determination date, which we call the final index level. If the final index level is greater than the initial index level — i.e., the index factor on the determination date is greater than one due to an increase in the index — you will participate in any such increase. On the other hand, if the index factor for the determination date is less than one due to a decrease in the index, you may lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the amount payable will be reduced by the investor fees for the determination date. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the index level over the term of your notes is higher. Therefore, even if the index factor for the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the index is insufficient to cover the reduction in the amount payable by the investor fees for the determination date.

The calculation agent will determine the final index level on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Stated maturity date

The stated maturity date will be May 8, 2037, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described below, however, then the stated maturity date will be postponed by the same number of business day(s) from and excluding the originally scheduled determination date to and including the actual determination date, subject to a maximum of four business days from May 8, 2037.

Determination date

The determination date will be May 5, 2037 unless the calculation agent determines that a market disruption event occurs or is continuing on that designated trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.

Payment on Redemption Date

If you elect to redeem any notes, the amount payable, if any, on the applicable redemption date will be an amount in cash equal to the greater of (i) zero and (ii) the redemption value for the applicable valuation date. No payment will be made on the stated maturity date with respect to the offered notes that have been redeemed.

The redemption value for a given valuation date will be an amount in cash, if any, equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the index factor for such valuation date minus (2) the investor fees for such valuation date.

If the purchase price you paid for the offered notes exceeds the face amount of your notes, the amount in cash you receive in exchange for your notes on the applicable redemption date may equal the face amount but still be worth less than 100% of your investment in the offered notes. In such a case, if the applicable valuation index level does not increase sufficiently, you may lose all or a significant portion of your investment in the offered notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose a Significant Amount of Your Investment in the Notes” above.

Valuation index level

The amount payable on your notes being redeemed, if any, will be based on, among other factors, the closing level of the index on the applicable valuation date, which we call the valuation index level. If the valuation index level is greater than the initial index level — i.e., the index factor on such valuation date is greater than one due to an increase in the index — you will participate in any such increase. On the other hand, if the index factor for such valuation date is less than one due to a decrease in the index, you may lose some or all of the principal in your notes being redeemed, and may receive no payment at all on the applicable redemption date. Moreover, the amount payable will be reduced by the investor fees for such valuation date. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the index level over the term of your notes is higher. Therefore, even if the index factor for the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the index is insufficient to cover the reduction by the investor fees for such valuation date.

The calculation agent will determine the valuation index level, on the applicable valuation date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below.

Redemption date

The redemption date with respect to any given valuation date other than the final valuation date will be the third business day following such valuation date.

Valuation date

A valuation date is each Thursday that falls within the period from and excluding the original issue date for the original notes to and including the final valuation date or, if a market disruption event has occurred or is continuing on such date or such date is not a trading day, the first following trading day. In no event, however, will a valuation date be postponed by more than three business days after the originally scheduled date for such valuation date.

Consequences of a Market Disruption Event

As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date or a valuation date, as the case may be, then the determination date or such valuation date, respectively, will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date or a valuation date be postponed, in the case of the determination date, later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date) and in the case of a valuation date, by more than three business days.

If the determination date or a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or such valuation date, respectively. In the event a market disruption event has occurred or is continuing on the determination date or a valuation date, as the case may be, the final index level or the applicable valuation index level, respectively, will be determined by the calculation agent as follows:

•

with respect to each index commodity that is not affected by the market disruption event, the final index level or the applicable valuation index level, as applicable, will be based on the official settlement price of each such index commodity as published by the trading facility on which it is traded (which is referred to as the settlement price in this prospectus supplement) on the originally scheduled determination date or the originally scheduled date for the applicable valuation date, respectively,

•

with respect to each index commodity that is affected by the market disruption event, the final index level or the applicable valuation index level, as applicable, will be based on the settlement price of each such index commodity on the first trading day immediately following the originally scheduled determination date or the originally scheduled date for the applicable valuation date, respectively, on which no market disruption event has occurred or is occurring with respect to such index commodity, unless such market disruption event continues with respect to any such index commodity up to and including the determination date or such valuation date, respectively, in which event the price of each such index commodity to be used in calculating the final index level or the applicable valuation index level, respectively, shall be determined by the calculation agent on the determination date or such valuation date, respectively, and

•

the calculation agent shall determine the final index level or the applicable valuation index level, as applicable, by reference to the settlement prices or other prices determined in the two preceding bullet points, using the then-current method for calculating the index.

In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or a valuation index level, as applicable, is not available on the determination date or the applicable valuation date, respectively, for any other reason, then the calculation agent will determine the final index level or such valuation index level, respectively, based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on such applicable day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final index level by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date or a valuation date, as applicable, because of a market disruption event or for any other reason, the calculation agent will determine the final index level or the applicable valuation index level, respectively, based on the procedures described under “— Consequences of a Market Disruption Event” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices.

As a general matter, the calculation agent shall not have any discretion to adjust the index level on any given day if the index sponsor calculates and publishes the index level in accordance with the established methodology of the index, except as described under “— Consequences of a Market Disruption Event” above. If, however, the calculation agent determines that the index or the index commodities are materially changed at any time in any respect because of any change in the method of calculating the index or the index commodities — including any addition, deletion or substitution and any reweighting or rebalancing of the index commodities, and whether the change is made by Standard & Poor’s with respect to the S&P GSCI® or by the index sponsor with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the index commodities or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level or the applicable valuation index level, as applicable, used to determine the amount payable on the stated maturity date or the applicable redemption date, respectively, is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Additional Disclosure About Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as trustee for the indenture under which the notes are being issued. Affiliates of the trustee have underwritten our securities from time to time in the past and may underwrite our securities from time to time in the future. The trustee may have to resign if a default occurs with respect to the notes within one year after any offering of our securities underwritten by an affiliate of the trustee, such as BNY Mellon Capital Markets, LLC, since the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days. In addition, the trustee can resign for any reason with 60 days notice, and we would be required to appoint a successor trustee. If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act. In the accompanying prospectus dated September 19, 2011 under “Our Relationship with the Trustee,” we describe certain other circumstances in which the trustee may have to resign due to a conflict of interest.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, postponement of the determination date and the stated maturity date or a valuation date, the final index level, the applicable valuation index level for a valuation date, the index factor, the investor fees, the redemption value, the default amount and the payment amount on your notes, if any, to be made at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Redemption Right

If the holder of your notes satisfies the conditions described under “— Redemption Requirements” below, the holder may elect to redeem the outstanding face amount of your notes designated for redemption. If the holder does so, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on Redemption Date” and “— Manner of Payment” above.

If you decide to redeem your notes, you will lose the right to receive any amount on your notes so redeemed on the stated maturity date, as described under “— Payment on Stated Maturity Date” above.

Redemption Requirements

To exercise the redemption right, you must instruct your broker or other person through whom you hold your notes to take the following steps:

•

Send a notice of redemption, substantially in the form attached as Annex A to this prospectus supplement to us via email by no later than 11:00 a.m. New York City time on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, substantially in the form attached as Annex B;

•

Deliver the signed confirmation of redemption to us via facsimile in the specified form by 4:00 p.m. New York City time. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

Instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable valuation date at a price equal to the applicable redemption value, facing Goldman, Sachs & Co. DTC 0005; and

•

Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable redemption date (the third business day following such valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines. If we do not receive your notice of redemption by 11:00 a.m., or your confirmation of redemption by 4:00 p.m., on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of redemption or as to whether and when the required deliveries have been made. Once given, a notice of redemption may not be revoked.

Questions about the redemption requirements should be directed to the email address included in the attached notice of redemption.

Expiration of Redemption Right.

If we do not receive your notice of redemption by 11:00 a.m. (as described under the first bullet point in “— Redemption Requirements” above), or your confirmation of redemption by 4:00 p.m. (as described under the second bullet point in “— Redemption Requirements” above), on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in New York is open for business, (3) Goldman,

Sachs & Co. is open for business in New York and (4) all trading facilities on which the index commodities are traded are open for trading.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•

a material limitation, suspension, or disruption of trading in one or more commodity contracts included in the index which results in a failure by the trading facility on which each applicable commodity contact is traded to report a settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues, or

•

the settlement price for any commodity contract included in the index is a “limit price”, which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility, or

•	failure by the applicable trading facility or other price source to announce or publish the settlement price for any commodity contract included in the index.

For this purpose, “settlement price” means the official settlement price of a commodity contract included in the index as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases or sales of the index commodities, listed or over-the-counter options, futures and other instruments linked to the index or the index commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the applicable trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and unwind hedging transactions we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index commodities,

•	may take or dispose of positions in the index commodities or futures contracts relating thereto,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on the index designed to track the performance of the relevant commodities markets or components of such markets, and/or

•	may take short positions in the index commodities or other securities or instruments of the kind described above —
i.e., we and/or our affiliates may sell securities, instruments or index commodities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index commodities. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index commodities, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index commodities or indices designed to track the performance of the relevant commodities markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity or upon redemption, as applicable. See “Additional Risk Factors Specific to Your Notes — Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

S&P GSCI® ENHANCED COMMODITY INDEX TOTAL RETURN

The index sponsor of the S&P GSCI® Enhanced Commodity Index Total Return owns the copyright in and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above. The index sponsor also owns the copyright in and all rights to the S&P GSCI®. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index, the S&P GSCI® or the index sponsor.

Although Goldman, Sachs & Co. initially developed the index, the index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

Following the index description is a brief question and answer section on selected topics.

S&P GSCI® Enhanced Commodity Index Total Return

The S&P GSCI® Enhanced Commodity Index Total Return reflects the total returns that are potentially available through an unleveraged investment in the same commodities as are included in the S&P GSCI®, calculated on a basis similar to the S&P GSCI®, but modified to apply certain dynamic and seasonal rolling rules, as well as a modified roll schedule, as discussed below.

The name of the index was changed to S&P GSCI® Enhanced Commodity Index Total Return in December, 2007 by the index sponsor. Prior to that date, the name of the index was S&P GSCITM Enhanced Commodity Total Return Strategy Index.

Applicable Terms

The total dollar weight of the index is the sum of the dollar weight of each of the underlying commodities. The dollar weight of the index on any given day is equal to:

•	the daily contract reference prices,
•	multiplied by the appropriate contract production weights (CPWs) and,

•	during a roll period, the appropriate “roll weights” (discussed below), scaled by the normalizing constant.

The daily contract reference price used in calculating the dollar weight of each commodity contract on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the trading facility is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the index sponsor reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, the index sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable commodity contract in its reasonable judgment for purposes of the relevant calculation of the value of the index.

Calculation of the Index

The value of the index on any S&P GSCI® business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI® business day multiplied by (ii) one plus the sum of the contract daily return and the Treasury bill return on the hypothetical investment in the index on the S&P GSCI® business day on which the calculation is made multiplied by (iii) one plus the Treasury bill return on the hypothetical investment in the index for each non S&P GSCI® business day since the immediately preceding S&P GSCI® business day. The Treasury bill return is the return on a hypothetical investment in the S&P GSCI® at a rate equal to the interest rate on a specified U.S. Treasury bill. We use the term S&P GSCI® business day to mean each day on which the offices of the index sponsor in New York City are open for business. The value of the index has been normalized such that its hypothetical level on January 16, 1995 was 100.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight scaled by the appropriate normalizing constant,” divided by the total dollar weight of the index on the preceding day, minus one.

The “roll weight” of a commodity reflects the fact that the positions in commodities contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index, like the S&P GSCI®, is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI® occurs from the fifth to ninth S&P GSCI® business day of the month. The index employs a modified roll period that occurs from the first to the fifth S&P GSCI® business day of the month.

In order to gain exposure to the longer end of the curve when the front end is in contango the index changes the standard rolling rules for the WTI crude oil and Brent crude oil contracts included in the S&P GSCI®, as described in the subsequent two paragraphs and associated bullets. We refer to these rolling rules as “dynamic” because they change the delivery months into which a contract is rolled depending on prevailing market conditions.

Three business days before the first day of the monthly roll period applicable to the index, the index applies the following dynamic rolling rule when determining to which new expiration a WTI crude oil contract or Brent crude oil futures contract is rolled:

•

If the percentage contango between the 1st and 2nd nearby WTI crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the index rolls into the 2nd nearby contract expiration. Otherwise the WTI crude oil futures contract rolls into the 6th nearby contract expiration.

•

If the percentage contango between the 2nd and 3rd nearby Brent crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the index rolls into the 3rd nearby contract expiration. Otherwise the Brent crude oil futures contract rolls into the 7th nearby contract expiration.

In the event that the dynamic rolling procedure set forth in the paragraph above occurs and the contract expiration that would otherwise have been in the sixth nearby contract expiration (with respect to WTI) or seventh nearby contract expiration (with respect to Brent) is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard S&P GSCI® procedure for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard S&P GSCI® procedure, or reverting to such procedure would not preserve for the parties the economics of the notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the WTI or Brent contract, as the case may be, that, in the reasonable judgment of the calculation agent is reasonably designed to preserve such economics.

In addition, the index modifies the rules for rolling six other futures contracts to reflect the seasonal supply and demand for the underlying commodity, Accordingly, the Heating Oil contract is rolled only to the December contract, the Natural Gas contract is rolled only to the January contract (such that the Heating Oil and Natural Gas will roll annually only), the Chicago Wheat contract is rolled only to the December contract, the Corn contract is rolled only to the July contract annually in May, the Lean Hogs contract is rolled only to the April or August contract and the Live Cattle contract is rolled only to the April or October contract.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Questions and Answers

What Does the Index Track?

The index for your notes, i.e., the S&P GSCI® Enhanced Commodity Index Total Return, is an index tracking the performance of a weighted basket of contracts on certain physical commodities, and is a variation of the S&P GSCI®. The index for your notes and the S&P GSCI® differ in the way they execute the rolling of the commodity contracts included in the investments they track. Although the index tracks the performance of contracts on the same commodities as those included in the S&P

GSCI®, the index modifies the rolling methodology of the S&P GSCI® to apply certain timing, dynamic and seasonal rolling rules, as described above. The level of the index, therefore, goes up or down depending on the overall performance of this weighted basket of commodity contracts. The index is one of numerous existing or potential variations of the S&P GSCI®, each of which may differ from the S&P GSCI® in different ways.

Although the index tracks the performance of the commodity markets, in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the index are weighted based on their world production levels and the dollar value of those levels. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the index, which is discussed below, has important implications for changes in the value of the index.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of commodity contracts on physical commodities traded on regulated futures trading facilities. However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Index Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the index sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

The basket of commodity contracts that the index tracks is production-weighted, which means that the weight of each commodity contract included in the index is determined by the average quantity of global production of the underlying physical commodity and its dollar value in the last five years of available data. As of June 19, 2012, the index contains 24 commodity contracts, of which the composition and weighting in the basket are as follows: six energy products (68.18%), five industrial metals (7.13%), eight agricultural products (15.64%), three livestock products (5.29%) and two precious metals products (3.77%).

Can the Contracts Included in the Index and/or Their Weightings Be Changed over Time?

In order for a commodity contract to be included in the S&P GSCI® for the first time or to remain in the S&P GSCI®, and, in either case, therefore to be included also in the index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g. denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section. The index sponsor (which is also the sponsor of the S&P GSCI®) performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the S&P GSCI® fail to satisfy the criteria and/or certain contracts that have not been included in the S&P GSCI® satisfy such criteria, the composition of the S&P GSCI® will generally be changed. If, at the time of the monthly review between annual reviews, certain contracts that are included in the S&P GSCI® cease to satisfy the specified criteria, certain contracts might drop out of the S&P GSCI®, which will in turn result in a re-weighting of the S&P GSCI®. For further information with respect to changes in the composition of the S&P GSCI®, refer to subsection “— The S&P GSCI® — Composition of the S&P GSCI®” below, which also applies to the index.

If the Price of the Underlying Physical Commodities Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the index, which in turn tracks the performance of the basket of commodity contracts included in the index, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the index level not changing in the same way.

Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying commodity contracts.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The index replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the index, and reflects the effects of this rolling. Specifically, as a commodity contract included in the index approaches expiration, the index is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month, with certain exceptions as described in the section entitled “How Does the Index Roll Contracts Included in the Investment That It Tracks and How Does the Index Differ from the S&P GSCI® with regard to Rolling Methodology?”. If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” can affect the index in the following two ways:

First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the index had owned the same number of commodity contracts as before the rolling process. Conversely, if the index theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the index had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract (the exception is the way this index rolls the WTI and Brent crude oil contracts, as described in the section entitled “How Does the Index Roll Contracts Included in the Investment That It Tracks and How Does the Index Differ from the S&P GSCI® with regard to

Rolling Methodology?”). In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Calculation of the Level of the Index Other than Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry.

How Else Are the Effects of Rolling Mitigated?

Because the index is diversified across underlying commodity investments, it is probable that underlying commodities will present varying market conditions, with some commodities generally being in contango and others generally being in backwardation. This diversification may help to offset the risk losses and gains attributable to rolling. Additionally, any losses or gains attributable to rolling may be offset by price movements in the underlying commodity.

How Does the Index Roll Contracts Included in the Investment That It Tracks and How Does the Index Differ from the S&P GSCI® with regard to Rolling Methodology?

The S&P GSCI® tracks the performance of contracts on the same commodities as those included in the index for your notes, and utilizes the same methodology in calculating the level of the index. However, the index for your notes and the S&P GSCI® differ in the way they execute the rolling of the commodity contracts included in the investments that they track. The S&P GSCI® rolls 20% of the contracts in which the index is hypothetically invested on each S&P GSCI® business day (as defined below) beginning on the fifth S&P GSCI® business day and ending on the ninth S&P GSCI® business day of each month. In contrast, the index for your notes modifies the rolling methodology of the S&P GSCI® to apply certain timing, dynamic and seasonal rolling rules as explained in the next three paragraphs. The use of the term “Enhanced” in the name of the index refers to this modification and not to any return expectations.

The timing of the rolling of the index for your notes differs from that of the S&P GSCI®. The period during which the index rolls the commodity contracts is from the first S&P GSCI® business day to the fifth S&P GSCI® business day of each month. This change in the timing of the rolling of the index for your notes is intended to execute the rolling before the rolling of the S&P GSCI®, which could affect the prices of the underlying commodity contracts and adversely affect the rolling of the index for your notes.

The index for your notes applies dynamic rolling rules to the rolling of the contracts relating to West Texas Intermediate (“WTI”) crude oil, the benchmark for crude oil prices in the U.S., and Brent crude oil, the benchmark for crude oil prices in Europe. If the degree of contango (or the price difference between the near-dated and the longer-dated commodity contracts) between the 1st and 2nd WTI contracts closest to maturity or the 2nd and 3rd Brent contracts closest to maturity exceeds a predetermined threshold, the index rolls each affected commodity contract to a commodity contract with a longer-dated maturity than the maturity that would have been chosen under the rolling rules of the S&P GSCI®. By utilizing this dynamic rolling strategy, the degree of contango between the commodity contract and the commodity contract to which such first commodity contract is rolled may be reduced. However, it is important to understand that, if the degree of contango is greater with respect to a contract with the longer-dated maturity than with respect to the contract with the near-dated maturity, this dynamic rolling rule adjustment may actually increase the degree of contango.

The index for your notes also applies seasonal rolling rules to six other commodity contracts that are subject to seasonal supply and demand. Under these rules, any of these commodity contracts will be rolled only to a contract maturing in one or two specified months within a year. Utilizing a seasonal rolling strategy is intended to reduce the adverse effect of seasonal variations in commodity supply and commodity demand on the market for the underlying physical commodities.

The differences between the rolling rules for the index and those for the S&P GSCI® may mean that the return on the index for your notes will differ from the return on the S&P GSCI®.

Contracts may not roll on the designated day if certain conditions are not met. See “— Contract Daily Return” below.

What Does “Total Return” Mean?

The index tracks the performance of a “fully-collateralized” investment in the basket of commodity contracts. As a general matter, investors can enter into a commodity contract without paying the full value of the commodity contract by depositing margin that amounts to only a fraction of the full purchase price, which is referred to as an “uncollateralized” investment. On the other hand, to invest in a “fully-collateralized” investment, an investor needs to put up margin that equals the entire purchase price at the time of the establishment of the commodity contract.

The clearing house that holds the margin as collateral for commodity contracts traded generally pays interest at U.S. Treasury bill rates on the monies held for the investors. The value of the investment that the index tracks will be adjusted as if such U.S. Treasury bill return on the value of the entire investment (since the investment is fully-collateralized) is reinvested into an additional number of commodity contracts. Consequently, the amount of the hypothetical investment in the commodity contracts comprising the index will increase over time, based on the imputed interest at the U.S. Treasury bill rate. The use of the term “Total Return” in the name of the index refers to this feature and not to any return expectations.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any S&P GSCI® business day is determined by making certain adjustments to the value of the index on the immediately preceding S&P GSCI® business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the U.S. Treasury bill return, (ii) the price of the commodity contracts included in the index and (iii) the production-weight of each commodity contract in the index.

The U.S. Treasury bill return will apply to each day from and excluding the immediately preceding S&P GSCI® business day to and including the relevant S&P GSCI® business day, and will always have a positive effect on the value of the index. The price of the commodity contracts reported by the relevant trading facilities expose the index to price volatility. The production-weight of each contract in the index will be determined annually based on the global production of the underlying physical commodity.

Can We Assume Any of Such Factors Will Have a Direct Effect on the Level of the Index?

These factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the index and, therefore, may offset each other in calculation of the level of the index. For example, a negative price performance in energy sector contracts, which collectively have the largest production-weights, may completely eliminate a positive price performance in precious metal contracts, which collectively have the smallest production-weights. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the index at any given time. The level of the index, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

How Is the Index Calculated?

The value (or level) of the index on any given day is equal to the value (or level) of the index on the preceding S&P GSCI® business day plus/minus the amount that the price of the commodity contracts that comprise the index have increased or decreased since the preceding S&P GSCI® business day plus the Treasury bill return, and subject to an adjustment that is made (referred to as a “normalizing constant”) to assure continuity of the index and allow comparisons of the level of the index to be made over time. The normalizing constant is calculated each time the weights of the commodities included in the index are changed, is calculated based on the ratio of the new weight of the index (in dollar terms) to the old weight of the index and is designed to ensure that the level of the index reflects price movements with respect to the commodity contracts rather than changes in the weightings of the commodities included in the index.

The above description is expressed as a mathematical formula as follows: the value of the index on any S&P GSCI® business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI® business day multiplied by (ii) one plus the sum of the contract daily return (incorporating the normalizing constant) and the Treasury bill return on the hypothetical investment in the index on the S&P GSCI® business day on which the calculation is made multiplied by (iii) one plus the Treasury bill return on the hypothetical investment in the index for each non S&P GSCI® business day since the immediately preceding S&P GSCI® business day.

For a further explanation of how the level of the index is calculated, including a description of “contract daily return” and “Treasury bill return” please refer to subsection “— S&P GSCI® Enhanced Commodity Index Total Return” below.

Where Can Additional Information on the Index Be Obtained?

For information about recent levels of the index, please read the subsection entitled “— Historical High, Low and Final Closing Levels of the Index” below. For further explanation on the index methodologies of the index for your notes and the S&P GSCI®, please read the subsections entitled “— S&P GSCI® Enhanced Commodity Total Return” and “— The S&P GSCI®” below, respectively.

Additional information about the S&P GSCI® is available on the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated September 19, 2011, or the accompanying prospectus supplement, dated September 19, 2011. Closing levels of the index are published at: http://www2.goldmansachs.com/services/securities/

products/sp-gsci-commodity-index/tables.html.

Hypothetical and Actual Historical Closing Levels of the Index

The closing level of the underlying index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or its underlying commodities will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates makes any representation to you as to the performance of the index. Moreover, in light of current market conditions, the trends reflected in the historical performance of the index may be less likely to be indicative of the performance of your notes over the life of your notes than would otherwise have been the case. The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the hypothetical and actual high, low and final closing levels of the index for each of the four calendar quarters in 2009, 2010 and 2011 and the first two calendar quarters in 2012 (through June 20, 2012). We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

The index has been calculated since March 2007. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the index was not actually calculated and published prior to that time. The value of the index has been normalized such that its hypothetical level on January 16, 1995 was 100.

The hypothetical historical performance prior to March 2007 reflected in the table set forth below is based on the methodology of the index identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the index will serve as a reliable indicator of its future performance.

Historical High, Low and Final Closing Levels of the Index

The following table reflects the historical closing levels of the index for the periods indicated.

	High	Low	Last
2009
Quarter ended March 31	558.47	439.30	499.74
Quarter ended June 30	624.57	488.97	590.20
Quarter ended September 30	625.48	532.77	584.66
Quarter ended December 31	653.19	574.74	634.93
2010
Quarter ended March 31	660.63	572.60	628.73
Quarter ended June 30	665.25	554.71	576.88
Quarter ended September 30	629.66	560.02	628.02
Quarter ended December 31	711.98	628.85	711.98
2011
Quarter ended March 31	806.03	699.33	806.03
Quarter ended June 30	844.32	716.43	744.25
Quarter ended September 30	777.88	656.69	656.69
Quarter ended December 31	745.95	640.03	715.54
2012
Quarter ended March 31	789.25	722.77	760.76
Quarter ending June 30 (through June 20, 2012)	773.36	637.61	637.61

The S&P GSCI®

Because the S&P GSCI® Enhanced Commodity Index Total Return is a derivation of the S&P GSCI®, but is composed of contracts on the same commodities, we include the following information on the S&P GSCI®

The S&P GSCI® (the “S&P GSCI®”) is a proprietary index that Goldman, Sachs & Co. developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with Standard & Poor’s by which GS Group sold to Standard & Poor’s all of the rights of Goldman, Sachs & Co. in the S&P GSCI® and all related indices and sub-indices, as well as certain intellectual property related to the S&P GSCI®. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices will be made and the related actions will be taken solely by Standard & Poor’s. Goldman, Sachs & Co. will have no control over any matters related to the indices.

The S&P GSCI®M is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The S&P GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of the index sponsor, in consultation with the S&P GSCI® Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Commodities contracts on the S&P GSCI®, and options on such commodities contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The contracts to be included in the S&P GSCI® at any given time must satisfy several sets of eligibility criteria established by Standard & Poor’s. First, Standard & Poor’s identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI® is also reviewed on a monthly basis by Standard & Poor’s.

Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCI® as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI®, as described below. Standard & Poor’s makes the official calculations of the S&P GSCI®, the benchmark S&P GSCI® Total Return Index and the index. The settlement price for the index is reported on Bloomberg Page SPGCESTR at the end of each S&P GSCI® business day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCI®, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index, the S&P GSCI® and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI® and the index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Additional Risk Factors Specific to Your Notes — Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P

GSCI® and its sub-indices as well as procedures for evaluating available liquidity on an ultra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® methodology, in advance of their effectiveness.

The S&P GSCI® Index Committee

Standard & Poor’s has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI®, and which is responsible for all analytical methods and calculations in the indices. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI®, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities or other matters. Standard & Poor’s considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

Composition of the S&P GSCI®

In order to be included in the S&P GSCI® a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	The contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;
•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•

be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Moreover, the commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI®. In appropriate circumstances, however, Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI®, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each S&P GSCI® business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•

not included in the S&P GSCI® at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® at such time must, in order to be added to the S&P GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•	already included in the S&P GSCI® at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® must, in order to continue to be included in the S&P GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

not included in the S&P GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® at such time must, in order to be added to the S&P GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

•

already included in the S&P GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® at such time must, in order to continue to be included in the S&P GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•

already included in the S&P GSCI® at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® and each contract’s percentage of the total is then determined.

•	not included in the S&P GSCI® at the time of determination must, in order to be added to the S&P GSCI® at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•

such contracts will be included in the S&P GSCI® in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® attributable to such commodity exceeding a particular level.

•

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® attributable to it.

The 24 contracts currently included in the S&P GSCI® are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The commodity contracts currently included in the S&P GSCI®, the exchanges on which they are traded and their contract production weights as of June 18, 2012 are:

Trading Facility	Commodity (Contract)	2012 Contract Production Weight (CPW)
CBT	Chicago Wheat	18,217.58
KBT	Kansas City Wheat	5,004.07
CBT	Corn	29,648.15
CBT	Soybeans	8,037.32
ICE — US	Coffee	17,406.22
ICE — US	Sugar #11	344,724.8
ICE — US	Cocoa	4.116321
ICE — US	Cotton	53411.21
CME	Lean Hogs	72823.44
CME	Cattle (Live)	92591.82
CME	Cattle (Feeder)	13596.46
NYM	Oil (Heating)	71569.8
ICE — UK	Oil (Gasoil)	359.2745
NYM	Oil (Reformulated Gasoline)	73694.1
NYM/ICE	Oil (US Crude)	13557.23
ICE — UK	Oil (Brent Crude)	6959.701
NYM/ICE	Natural Gas	28984.31
LME	Aluminum	42.53
LME	Copper	17.14
LME	Lead	7.872
LME	Nickel	1.352
LME	Zinc	11.04

Trading Facility	Commodity (Contract)	2012 Contract Production Weight (CPW)
CMX	Gold	76.58309
CMX	Silver	665.5205

The quantity of each of the contracts included in the S&P GSCI® is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI®, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI® to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCI®, in consultation with the S&P GSCI® Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI®. Commodities included in the S&P GSCI® and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® are necessary or appropriate in order to assure that the S&P GSCI® represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

Contract Expirations

Because the S&P GSCI® is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® and, as a result thereof, in a sub-index for each commodity during a given year are designated by Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them Standard & Poor’s includes in the S&P GSCI®.

If a trading facility deletes one or more contract expirations, the S&P GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI®. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

License

We or our affiliates and S&P have entered into a non-transferable, nonexclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the S&P GSCI® Index in connection with the notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND ITS AFFILIATES (“S&P”). S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P GSCI® ENHANCED COMMODITY INDEX (TOTAL RETURN) TO TRACK GENERAL MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS

AND TRADE NAMES AND OF THE S&P GSCI® ENHANCED COMMODITY INDEX (TOTAL RETURN) WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P GSCI® ENHANCED COMMODITY INDEX (TOTAL RETURN). S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE REDEEMED. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI® ENHANCED COMMODITY INDEX (TOTAL RETURN) OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P GSCI® ENHANCED COMMODITY INDEX (TOTAL RETURN) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE S&P GSCI® ENHANCED COMMODITY INDEX (TOTAL

RETURN) OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE

POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that purchases or sells the note as part of a wash-sale for tax purposes;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although the discussion herein is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment. The tax treatment of your notes is uncertain. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid forward contract relating to the performance of the index. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, redemption or maturity and your tax basis in your notes. Your tax basis in your notes generally should equal to the amount that you paid for your notes. Such capital gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should generally be long-term capital gain or loss if you hold the notes for more than one year.

Please see the discussion under “United States Taxation – Taxation of Debt Securities – United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information. In addition, capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the index rolls and/or when the composition or weighting of the index changes.

The Internal Revenue Service could also assert that you should be required to include interest income to the extent of the interest component, if any, of the underlying index.

It is possible that you may be required to treat an amount equal to all or a portion of the investor fees as expenses. The deduction of any such deemed expenses would be generally be subject to the 2% floor on miscellaneous itemized deductions.

Furthermore, it is possible that the Internal Revenue Service could treat any gain that you recognize upon the maturity of your notes as ordinary income. You should also consult your tax advisor as to any other alternative characterizations of your notes for United States federal income tax purposes.

Backup Withholding and Information Reporting

Notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus to any payments made on your notes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, the Internal Revenue Service released a notice in 2007 stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the sixth reopened notes specified on the front cover of this prospectus supplement at the original issue price less the underwriting commission set forth on the front cover of this prospectus supplement. The aggregate principal amount of the notes specified on the front cover of this prospectus supplement, other than the sixth reopened notes, was purchased by Goldman, Sachs & Co. in connection with the initial offering and sale of the notes on May 8, 2007 and in a series of five other reopening transactions from time to time through March 2011, at prices different from the price for the sixth reopened notes. Goldman Sachs & Co. purchased the other offered notes from us at the respective original issue prices noted below1 less the respective underwriting discounts and commissions noted below.2

Goldman, Sachs & Co. has sold a portion of the sixth reopened notes at a price equal to $43.35 for each $50 face amount, or 86.70% of the aggregate face amount of such notes (approximately 101.70% of the redemption value of such notes on the trade date). Goldman, Sachs & Co. has purchased more notes than it expects to sell immediately. Goldman, Sachs & Co. intends to sell the remainder of the sixth reopened notes from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group,

1 Original issue prices: for the original notes, 100% of the aggregate face amount; for the first reopened notes, 99.58% of the aggregate face amount; for the second reopened notes, 106.36% of the aggregate face amount; for the third reopened notes, 120.54% of the aggregate face amount; for the fourth reopened note, 83.1352% of the aggregate face amount; for the fifth reopened notes, 106.8382% of the aggregate face amount.

2 Underwriting discounts: for the original notes, 0.10% of the aggregate face amount; for the first reopened notes, 0.10% of the aggregate face amount.

Underwriting commissions: for the second reopened notes, 0.10% of the aggregate face amount; for the third reopened notes, 0.10% of the aggregate face amount; for the fourth reopened notes, 0.10% of the aggregate face amount; for the fifth reopened notes, 0.10% of the aggregate face amount.

Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for the sixth reopened notes, excluding underwriting discounts and commissions, will be approximately $35,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

In addition, we may, from time to time, in our sole discretion, choose to “reopen” the offered notes having the same terms set forth in this prospectus supplement, as described under “Description of Notes We May Offer — Amounts That We May Issue” in the accompanying prospectus supplement and under “Description of Debt Securities We May Offer — We May Issue Many Series of Debt Securities” in the accompanying prospectus.

In connection with this offering, we may sell a portion of the sixth reopened notes to dealers as principal, and after the initial distribution such dealers may then resell the notes to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the offered notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus supplement and the accompanying prospectus may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a note offered by this prospectus supplement that they acquire from other holders after the original offering and sale of the notes, or they may sell a note offered by this prospectus supplement in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the offered notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the offered notes and may cover such short positions by borrowing the offered notes from us or our affiliates or by purchasing the offered notes from us or our affiliates subject to our obligation to repurchase such notes at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act of 1933. This prospectus will be deemed to cover any short sales of the offered notes by market participants who cover their short positions with the notes borrowed or acquired from us or our affiliates in the manner described above.

The original notes, the first reopened notes, the second reopened notes, the third reopened notes, the fourth reopened notes and the fifth reopened notes are listed on NYSE Arca, Inc. with the ticker symbol “GSC”. Approval will be sought to list the sixth reopened notes on NYSE Arca, Inc. As of the date of this prospectus supplement, Goldman, Sachs & Co. is acting as the lead market maker with respect to the offered notes listed on NYSE Arca, Inc. However, no assurance can be given as to the approval of the sixth reopened notes or the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. We are not required to maintain any listing of the offered notes on NYSE Arca, Inc.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

No advertisement, invitation or document relating to the offered notes may be issued, or may be in the possession of any person for the purpose of issue, (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong)

other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor for corporations, under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A) or an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex A

FORM OF NOTICE OF REDEMPTION

To: gs-note-redemptions@ny.email.gs.com

Subject: GS ConnectTM S&P GSCI® Enhanced Commodity Total Return Strategy Index ETN, Index-Linked Notes due 2037 (Linked to the S&P GSCI® Enhanced Commodity Index Total Return), issued by The Goldman Sachs Group, Inc.

The undersigned hereby irrevocably elects to exercise the redemption right described in the prospectus supplement no. 631, dated May 3, 2007.

Name of holder:

Number of notes to be redeemed: [at least 50,000]

Applicable valuation date:             , 20

Contact Name:

Telephone #:

Acknowledgement: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement relating to the notes are satisfied.

Annex B

CONFIRMATION OF REDEMPTION

Dated:

Goldman, Sachs & Co.

Goldman Sachs International, as Calculation Agent

Fax: (212)-428-1895

Dear Sirs:

The undersigned holder of The Goldman Sachs Group Inc.’s Medium-Term Notes, Series B, GS ConnectTM S&P GSCI® Enhanced Commodity Total Return Strategy Index ETN, Index-Linked Notes due 2037 (Linked to the S&P GSCI® Enhanced Commodity Index Total Return) CUSIP No. 38144L852, redeemable for a cash amount based on the S&P GSCI® Enhanced Commodity Index Total Return (formerly, the S&P GSCI® Enhanced Commodity Total Return Strategy Index) (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                 , with respect to the number of the Notes indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Notes (the “Prospectus Supplement”). Terms not defined herein have the meanings given to such terms in the Prospectus Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Notes specified below at a price per Note equal to the redemption value, facing Goldman, Sachs & Co. DTC 0005 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 50,000 Notes at one time in order to exercise your right to redeem your Securities on any Redemption Date.)

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplements, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplements and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplements and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employment Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-29
Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	138
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$284,225,600*

The Goldman Sachs

Group, Inc.

GS ConnectTM S&P GSCI® Enhanced

Commodity Total Return Strategy Index ETN

Index-Linked Notes due 2037

(Linked to the S&P GSCI® Enhanced Commodity Index Total Return**)

Medium-Term Notes, Series B

Goldman, Sachs & Co.